                                                                     EXHIBIT 12

                          REGENCY REALTY CORPORATION

       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                         JUN-98   JUN-97   1997    1996    1995    1994
                         -------  ------  ------  ------  ------  ------
Pretax net income.......  30,354   8,764  27,402   9,907   4,994   5,101
Plus fixed charges......  17,948  10,478  21,563  11,916  10,299   6,564
Less gain on sale....... (10,746)    --     (451)    --      --      --
Less preferred stock
 dividend...............     --      --      --      (58)   (591)   (283)
Less capitalized
 interest...............  (2,282)   (257) (1,896)   (381)   (285)   (216)
                         -------  ------  ------  ------  ------  ------
Earnings................  35,274  18,985  46,618  21,384  14,417  11,166
Preferred stock
 dividend...............     --      --      --       58     591     283
Interest expense........  15,666  10,221  19,667  11,477   9,423   6,065
Capitalized interest....   2,282     257   1,896     381     285     216
                         -------  ------  ------  ------  ------  ------
Total fixed charges.....  17,948  10,478  21,563  11,916  10,299   6,564
Ratio...................     2.0     1.8     2.2     1.8     1.4     1.7
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